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                                                                     EXHIBIT 3.2

                            PHYSICIAN PARTNERS, INC.

                           CERTIFICATE OF DESIGNATION
                OF SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                         SUCH SERIES OF PREFERRED STOCK

        Pursuant to Section 151 of the Delaware General Corporation Law (the "Delaware Code"), Physician Partners, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") of the Corporation, the Board of Directors of the Corporation on July 7, 1997 duly adopted the following resolution creating a series of Preferred Stock designated as the Series B Cumulative Redeemable Preferred Stock and such resolution has not been modified and is in full force and effect on the date hereof:

        RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, there hereby is created, out of the 50,000,000 shares of preferred stock, par value $.01 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock consisting of 15,000 shares, which series shall have the following designation, powers, preferences and relative, participating, optional or other special rights, and the following qualifications, limitations and restrictions:

        Section 1. Designation and Number of Shares.

        (a) There shall be hereby established a series of Preferred Stock designated as "Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"). The authorized number of shares of Series B Preferred Stock shall be 15,000.

        (b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Section 13 below.

        Section 2. Rank. The Series B Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the Capital Stock of the Corporation, rank senior to (i) all shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), (ii) all shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation, and (iii) all shares of each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series B Preferred Stock (the securities described in the foregoing clauses (i), (ii) and (iii) are defined for purposes of this Certification of Designation as the "Junior Securities").



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        Section 3.    Series B Liquidation Preference.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid for each share of Series B Preferred Stock held thereby, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution of assets to the holders of any Junior Securities, an amount (the "Series B Liquidation Amount") in cash equal to (i) $1,000 per share (the "Series B Liquidation Preference") (subject to adjustment for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus (ii) all accrued and unpaid dividends thereon (whether or not earned, declared, or yet payable) to the date fixed for payment of the Series B Liquidation Amount in such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (or, if funds sufficient for such payment are not available from and after the date fixed for such payment until such payment is made, to the date such payment is actually made). Except as provided in the preceding sentence, holders of shares of Series B Preferred Stock shall not be entitled to any other payment or distribution in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the foregoing Series B Liquidation Amount to the holders of outstanding shares of the Series B Preferred Stock then the holders of all shares of Series B Preferred Stock shall share ratably, in accordance with the shares of Series B Preferred Stock held by them, and to the exclusion of all holders of Junior Securities, in the assets available for distribution to the stockholders of the Corporation in such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

        (b) After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled under Section 3(a), the remaining net assets of the Corporation shall be distributed to the holders of Junior Securities in accordance with the Certificate of Incorporation. Written notice of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date, the Series B Liquidation Amount and the place where such Series B Liquidation Amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

        Section 4.    Dividends.

        (a) On the last day of March, June, September and December of each year (each such date being referred to herein as a "Series B Quarterly Dividend Date"), beginning on the first Series B Quarterly Dividend Date following the date on which Series B Preferred Stock is first issued (the "Series B Issue Date"), the holders of shares of Series B Preferred Stock, in preference to the holders of Junior Securities, shall be entitled to receive out of the assets of the Corporation legally available therefor, dividends on the Series B Preferred Stock at an annual rate of 9.0%, subject to increase as provided in Section 4(b) (the "Series B Coupon Rate"), on the sum of (i) the Series B Liquidation Preference thereof plus (ii) all or any part of any accrued dividends thereon that were payable but unpaid on any previous Series B Quarterly Dividend Date ("Dividend Arrearages"), whether or not such nonpayment was permitted hereby. Such dividends shall be calculated on the basis of a 365-day year, shall be cumulative and shall accrue, whether or not earned or declared, each day that the Series B Preferred Stock or any Dividend Arrearage is outstanding and shall be payable in cash in arrears on each Series B Quarterly Dividend Date, in immediately available funds. The Board of Directors shall take all such actions as shall be necessary or proper to declare and pay the dividends on the Series B Preferred Stock as and when required by this Section 4. Notwithstanding any of the foregoing provisions of this Section 4(a), for any Series B Quarterly Dividend Date prior to the last day of June, 2002, the Board of Directors may elect not to declare or pay in cash the dividends on the Series B Preferred Stock otherwise payable on such Series B Quarterly Dividend Date, whereupon the amount of


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such unpaid dividend shall be a Dividend Arrearage to which the Series B Coupon
Rate will apply for purposes of determining the dividends accruing after such Series B Quarterly Dividend Date. The Board of Directors may fix in advance a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend thereon, which record date shall be no more than sixty (60) days or less than ten (10) days prior to the date fixed for the payment thereof.

        (b) If the Corporation (each of the following is referred to hereinafter as a "Default"): (i) on or after the last day of June, 2002, fails to declare or pay dividends on the Series B Preferred Stock as set forth in Section 4(a) hereof on any Series B Quarterly Dividend Date and such failure is continuing for five (5) days after written notice thereof given to the Corporation by any holder of Series B Preferred Stock; or (ii) fails to redeem all of the Series B Preferred Stock on the Mandatory Redemption Date in accordance with Section 5(a); or (iii) fails to redeem in accordance with Section 6 all of the shares of any holder of the Series B Preferred Stock to be redeemed upon such holder's exercise of the Series B Elective Redemption pursuant to Section 5(b); or (iv)
(x) commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets (a "Bankruptcy Action"), (y) becomes the debtor named in any Bankruptcy Action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed or undischarged for a period of ninety (90) days or (z) makes a general assignment for the benefit of his creditors; or (v) fails to comply with Section 7(c), or (vi) fails to comply in all material respects with any of the terms or covenants contained in the Purchase Agreement or any representation or warranty contained in the Purchase Agreement fails to be true in all material respects when made or deemed made and in either case, such failure continues uncured for a period of thirty (30) days from the earlier to occur of (x) written notice from a holder of the Series B Preferred Stock specifying such failure and requesting that it be cured or (y) an executive officer of the Corporation becoming aware of such failure, then, in addition to any rights or remedies provided herein or at law or in equity to the holders of the Series B Preferred Stock, the Series B Coupon Rate with respect to dividends accruing from and after the date of such Default shall be increased to 13% per annum. Such increase in the Series B Coupon Rate shall continue in effect until such time as the Corporation cures such Default, at which time the Series B Coupon Rate with respect to dividends accruing from and after the date of such cure shall be reduced to 9.0% per annum.

        Section 5.    Redemption.

        (a) On June 30, 2005 (the "Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all of the issued and outstanding shares of Series B Preferred Stock at a cash price per share (the "Series B Mandatory Redemption Price") equal to (i) the Series B Liquidation Preference plus (ii) all accrued and unpaid dividends thereon, whether or not earned, declared or payable, to the Mandatory Redemption Date (or, if funds sufficient for such payment are not available for such payment from and after the Mandatory Redemption Date until such payment is made, to the date such payment is actually made), in immediately available funds.

        (b) Upon the occurrence of any Series B Elective Redemption Event (as defined in Section 6(a)) and at the written election of any holder of Series B Preferred Stock (in accordance with Section 6(b)), each holder of Series B Preferred Stock shall have the right and option to require (the "Series B Elective Redemption") the Corporation to purchase and redeem, out of funds legally available therefor, all (but not less than all) of such holder's shares of Series B Preferred Stock at a cash purchase price (the "Series B Elective Redemption Price") per share equal to (i) the Series B Liquidation Preference plus (ii) all accrued and unpaid dividends thereon, whether or not earned, declared or payable, to the date of redemption (or, if


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funds sufficient for such payment are not available for such payment from and after the redemption date until such payment is made, to the date such payment is actually made), in immediately available funds.

        (c) The Corporation also shall have the right, at its sole option and election, at any time or from time to time prior to the Mandatory Redemption Date, to redeem the shares of Series B Preferred Stock, in whole or in part, on not less than five (5) Business Days' notice of the date of redemption (any such date a "Series B Optional Redemption Date") at a cash price per share (the "Series B Optional Redemption Price") equal to (i) the Series B Liquidation Preference plus (ii) all accrued and unpaid dividends thereon, whether or not earned, declared or payable, to the applicable Series B Optional Redemption Date (or, if funds sufficient for such payment are not available for such payment from and after the applicable Series B Optional Redemption Date until such payment is made, to the date such payment is actually made), in immediately available funds. If the Corporation elects to redeem less than all of the shares of Series B Preferred Stock pursuant to this Section 5(c), then the shares to be so redeemed shall be allocated among the holders of the Series B Preferred Stock on a pro rata basis in accordance with the respective numbers of shares of Series B Preferred Stock held by them of record on the applicable Series B Optional Redemption Date.

        (d) Written notice of any redemption of shares of Series B Preferred Stock pursuant to Section 5(c) shall be delivered by the Corporation in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix in advance a record date for the determination of the holders of Series B Preferred Stock entitled to receive such notice of redemption, which date shall be not more than fifteen (15) nor less than five (5) Business Days prior to the date fixed for such redemption, and notice to any such record holder as of the record date shall be effective as notice to any subsequent record holder.

        (e) On the Mandatory Redemption Date or the Series B Optional Redemption Date, as the case may be, the Corporation shall set aside in trust for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds necessary for such redemption, which funds shall be used to pay the Series B Mandatory Redemption Price or the Series B Optional Redemption Price, as the case may be, for such shares upon the surrender of the certificates therefor to the Corporation for such redemption (or such affidavits, indemnity and undertakings as would be necessary to replace any certificate claimed to have been lost, stolen or destroyed).

        (f) If notice of redemption (in the case of optional redemption pursuant to Section 5(c)) has been duly given as aforesaid, and if there has been set aside on the Mandatory Redemption Date or the Series B Optional Redemption Date, as the case may be, sufficient funds pursuant to Section 5(e) for payment of the Series B Mandatory Redemption Price or Series B Optional Redemption Price, as the case may be, payable in respect of shares of Series B Preferred Stock to be redeemed pursuant to Section 5(a) or Section 5(c), and while such funds remain available for such payment upon surrender of the certificates for such shares for cancellation, then from and after the Mandatory Redemption Date or the Series B Optional Redemption Date, as the case may be, (i) the shares to be so redeemed shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all other rights with respect to such shares (other than the right to receive payment of the Series B Mandatory Redemption Price or the Series B Optional Redemption Price, as the case may be, against surrender of the certificates therefor) shall cease and terminate; provided, that if the Corporation shall default in the payment of any portion of the Mandatory Redemption Price or the Series B Optional Redemption Price, as the case may be, then, in addition to any other rights and remedies of the holders of shares of Series B Preferred Stock which may be available herein or at law or in equity, the shares of Series B Preferred Stock that were to be redeemed by such portion shall be deemed to have continued to be outstanding, dividends shall have continued to accrue


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thereon, and the holders thereof shall have all of the rights of a holder of
Series B Preferred Stock, until such time as such default shall no longer be continuing.

        Section 6.    Series B Elective Redemption Events; Notices; Procedures.

        (a) Each event set forth below in this Section 6(a) shall constitute a "Series B Elective Redemption Event" for purposes of a Series B Elective Redemption pursuant to Section 5(b):

               (i) a Change in Control of the Corporation; or

               (ii) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Corporation; or

               (iii) a Public Offering; or

               (iv) the assumption, incurrence or creation of any Debt by, or on behalf of, the Corporation or its Subsidiaries resulting in the ratio of (x) the pro forma Consolidated Debt of the Corporation (including such proposed Debt on a pro forma basis) to (y) the Consolidated Operating Cash Flow of the Corporation for the four (4) most recent consecutive full fiscal quarters of the Corporation immediately preceding the date such Debt is assumed, incurred or created, being in excess of (1) 7.0 to 1.0 during the fiscal year of the Corporation ending December 31, 1997 and (2) 5.0 to 1.0 during any fiscal year of the Corporation thereafter; provided, that at any time on or prior to December 31, 1999, Consolidated Operating Cash Flow of the Corporation shall be calculated by multiplying the Consolidated Operating Cash Flow for the two (2) most recent consecutive full fiscal quarters of the Corporation by two (2); or

               (v) failure of the Corporation to comply in all material respects with any of the terms or covenants contained in the Purchase Agreement or failure of any representation or warranty contained in the Purchase Agreement to be true in all material respects when made or deemed made and in either case, such failure continues uncured for a period of sixty (60) days from the earlier to occur of (x) written notice from a holder of the Series B Preferred Stock specifying such failure and requesting that it be cured or (y) an executive officer of the Corporation becoming aware of such failure.

        (b) Immediately upon the occurrence of a Series B Elective Redemption Event, written notice of occurrence of such Series B Elective Redemption Event (an "Elective Redemption Notice") shall be delivered by the Corporation in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The Corporation may also give such Elective Redemption Notice in the same manner prior to the occurrence of the Series B Elective Redemption Event, which notice shall specify the Series B Elective Redemption Event and the date it is expected to occur. Each holder of Series B Preferred Stock that wishes to exercise such holder's right to Series B Elective Redemption shall do so by delivering written notice thereof to the Corporation, accompanied by the certificates for the shares to be redeemed and tendered for such purpose (or if any such certificate is claimed to have been lost, stolen or destroyed, an affidavit of the holder to such effect), at any time after the earlier of the occurrence of such Series B Elective Redemption Event or the date of such holder's receipt of the Elective Redemption Notice, and not later than ten (10) Business Days after the later of the occurrence of such Series B Elective Redemption Event or receipt by such holder of such Elective Redemption Notice. The redemption date for the Series B Elective Redemption of the Series B Preferred Stock of any holder ("Elective Redemption Date") shall be (i) the fifth (5th) Business Day after such holder so exercises such holder's right to Series B Elective Redemption or (ii) such other date as such holder and the Corporation may otherwise agree in writing. On the applicable Elective Redemption Date, against surrender of the certificates for the shares to be so redeemed (or such affidavits, indemnity and



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undertakings as would be necessary to replace any such certificate claimed to have been lost, stolen or destroyed), the Corporation shall pay the aggregate Series B Elective Redemption Price to each holder of Series B Preferred Stock exercising the Series B Elective Redemption pursuant to Section 5(b). Unless the Corporation defaults in payment of the Series B Elective Redemption Price for the shares of Series B Preferred Stock tendered pursuant to this Section 6(b),
(x) such shares of Series B Preferred Stock tendered shall no longer be deemed outstanding, (y) the rights to receive dividends thereon shall cease to accrue and (z) all rights of the holders of such shares of Series B Preferred Stock shall cease (other than the right to receive payment in full of the Series B Elective Redemption Price), in each case from and after the Elective Redemption Date.

        (c) If the Corporation shall default in the payment of any portion of the Series B Elective Redemption Price, then, in addition to any other rights and remedies of the holders of shares of Series B Preferred Stock which may be available herein or at law or in equity, the shares of Series B Preferred Stock that were to be redeemed by such portion shall be deemed to have continued to be outstanding, dividends shall have continued to accrue thereon, and the holders thereof shall have all of the rights of a holder of Series B Preferred Stock, until such time as such default shall no longer be continuing.

        Section 7. Voting Rights; Election of Director; Certain Restrictions.

        (a) Except as otherwise required under Delaware law or as set forth in this Section 7, the holders of Series B Preferred Stock shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. In any case in which the holders of Series B Preferred Stock shall be entitled to vote pursuant to Delaware law or this Section 7, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock.

        (b) So long as any shares of Series B Preferred Stock are outstanding, the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect one member of the Board of Directors (the "Series B Preferred Stock Director"). The holders of at least ten percent (10%) of the shares of Series B Preferred Stock shall be entitled to call a meeting for the election or the removal of the Series B Preferred Stock Director. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing or removing the Series B Preferred Stock Director, (i) the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock and (ii) the affirmative vote of such majority of the shares of Series B Preferred Stock present in person or represented by proxy or, in the event of a written consent, a majority of the shares of Series B Preferred Stock then outstanding shall be required to elect or remove such Series B Preferred Stock Director. The Series B Preferred Stock Director shall hold office until the next annual meeting of stockholders and his successor is duly elected and qualified or until his earlier resignation or removal. The Series B Preferred Stock Director may be removed, with or without cause, by, and shall not be removed otherwise than by, the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock who are entitled to vote in the election of the Series B Preferred Stock Director, voting as a separate series. Any vacancy in the office of the Series B Preferred Stock Director shall be filled only by vote or written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock who are entitled to vote in the election of such Series B Preferred Stock Director. So long as the holders of Series B Preferred Stock are entitled to elect the Series B Preferred Stock Director as provided herein, the number of Directors shall not be increased to more than ten (10) Directors except (x) by the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock who are entitled to vote in the election of such Series B Preferred Stock Director or (y) as otherwise provided in Article IV, Section 2(C)(3)(c)(ii) of the Certificate of Incorporation. The issuance of any Series B Preferred Stock by the Corporation shall be deemed to increase the number of Directors of the Corporation by one (1) and the vacancy shall be filled by the holders of Series B Preferred Stock in the manner prescribed herein.



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        (c) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following actions without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting or consenting, as the case may be, as a separate series, in person or by proxy, by resolution or in writing, as the case may be:

               (i) create, authorize or issue any class or series of Capital Stock of the Corporation hereafter which ranks pari passu with or senior to the Series B Preferred Stock with respect to the payment of dividends, redemption rights, or distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

               (ii) amend or alter the specified rights, preferences, privileges, powers or other rights of the holders of Series B Preferred Stock (including by any amendment to the Certificate of Incorporation of the Corporation) in any manner adverse thereto;

               (iii) redeem or purchase any shares of Junior Securities or any other shares of a class or series of Capital Stock of the Corporation which ranks pari passu with the Series B Preferred Stock; provided, that the Corporation may redeem or purchase shares of Common Stock from stockholders for an aggregate amount not to exceed $1,000,000 in any fiscal year of the Corporation; or

               (iv) declare, pay or set apart for payment any dividend on any shares of Junior Securities or any other shares of a class or series of Capital Stock of the Corporation which ranks pari passu with the Series B Preferred Stock.

        Section 8. Contractual Rights Not Limited. Nothing in this resolution or in the powers, preferences and rights of the Series B Preferred Stock set forth herein shall limit or abrogate any powers, preferences and rights granted to the holders of the Series B Preferred Stock pursuant to any contract of such holders with the Corporation, or with any other stockholders of the Corporation, including without limitation the Purchase Agreement.

        Section 9. Insufficient Funds. If the funds of the Corporation legally available for purchase or redemption of the Series B Preferred Stock on any date are insufficient under applicable law to purchase or redeem the number of shares of Series B Preferred Stock to be so purchased or redeemed on such date, the holders of Series B Preferred Stock to be so purchased or redeemed on such date shall share ratably in any funds available for purchase or redemption of such shares according to the respective amounts that would be payable with respect to the number of shares owned by them if the shares to be so purchased or redeemed on such date were purchased or redeemed in full. The shares of Series B Preferred Stock not purchased or redeemed shall remain outstanding and continue to be entitled to all of the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are sufficient under applicable law for the purchase or redemption of shares of Series B Preferred Stock, such funds will be used, as soon as practicable and in any event by the end of the next succeeding fiscal quarter, to purchase or redeem the balance of such shares of Series B Preferred Stock or such portion thereof for which funds are available, on the basis set forth above.

        Section 10. Certain Remedies. Any registered holder of Series B Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate and to enforce specifically the terms and provisions of this Certificate in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

        Section 11. Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares redeemed or purchased, shall not be reissued as Series B Preferred Stock but (upon compliance with any applicable provisions of the laws of Delaware) shall have the status of authorized and unissued shares of undesignated Preferred Stock and may be redesignated and reissued as part of any series of Preferred Stock (other than Series B Preferred Stock) in accordance with the Certificate of Incorporation.

        Section 12. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment may instead be made on the immediately succeeding Business Day, but if such payment includes the amount of any accrued dividends, such dividends shall continue to accrue to the actual date of payment.

        Section 13. Definitions.

        As used in this Certificate the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa, unless the context otherwise requires):

        "Board of Directors" means the Board of Directors of the Corporation.

        "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of Oregon or the State of North Carolina are authorized or required by law or executive order to close.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

        "Certificate" means this Certificate of Designation.

        "Change in Control" means any event or circumstance upon which any Person or group (as such term is used for purposes of Section 13 of the Securities Exchange Act of 1934, as amended) of Persons, directly or indirectly and in one transaction or a series of transactions (whether pursuant to share acquisition or exchange, merger, reorganization, recapitalization, or similar transaction), acquires (i) more than fifty percent (50%) of the voting securities of the Corporation determined on a fully diluted basis or (ii) securities or other rights (except for a revocable proxy for a specific meeting) sufficient to permit such Person or group to elect a majority of the members of the Board of Directors.

        "Consolidated" means, when used with reference to financial statements or financial statement items of the Corporation and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

        "Debt" means, with respect to the Corporation and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (i) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (ii) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (iii) all obligations of any such Person as lessee under capital leases, (iv) all Debt of any other Person secured by a lien on any asset of any such Person, (v) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person, (vi) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock or other securities of such Person, (vii) all termination payments which would be due and payable by any such Person pursuant to any hedging agreement, and (viii) all guaranties by any such Person of obligations of any other Person of the type described in clauses
(i) through (viii) of this definition.

        "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, maintained on a consistent basis for the Corporation and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Corporation and its Subsidiaries.

        "Interest Expense" means, for any period, the aggregate amount of interest paid or payable by the Corporation for such period in respect of Debt outstanding during such period (including, with respect to payments of capital lease obligations, the portion thereof comparable to interest payments).

        "Net Income" means, with respect to the Corporation and its Subsidiaries for any period, the Consolidated net income (or loss) of the Corporation and its Subsidiaries for such period determined in accordance with GAAP.

        "Operating Cash Flow" means for any period, Consolidated Net Income for such period plus (i) to the extent deducted in determining the amount thereof,
(w) income taxes, (x) Interest Expense, (y) depreciation and amortization and
(z) extraordinary losses, minus (ii) to the extent included in determining the amount thereof, extraordinary gains.

        "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

        "Public Offering" means the offering and sale of Capital Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended.

        "Purchase Agreement" means the Preferred Stock and Warrant Purchase Agreement dated July ___, 1997 between the Corporation and First Union Capital Partners, Inc., as amended or supplemented from time to time.

        "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency); provided, that in no event shall any Person be deemed a Subsidiary of the Corporation solely by reason of the terms of any Management Services Agreement (as defined in the Purchase Agreement). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Corporation.

        This Certificate set forth above has been duly adopted in accordance with the provisions of Section 151 of the Delaware Code, the Board of Directors of the Corporation having adopted resolutions setting forth and declaring the advisability thereof.

        IN WITNESS WHEREOF, the Corporation has made this Certificate to be duly executed in its corporate name on this 7th day of July, 1997.


                                        PHYSICIAN PARTNERS, INC.


                                        President


ATTEST:


By:__________________________________
        Tim E. Dupell
        Secretary